Exhibit 21.1

Subsidiaries of Pope & Talbot, Inc. (the Registrant)

Name of Corporation		State or Other Jurisdiction of Incorporation
1)	Pope & Talbot Ltd.	Canada Business Corporations Act

2)	Mackenzie Pulp Land Ltd.	British Columbia

3)	Pope & Talbot Mackenzie Pulp Operations Ltd.	Alberta

4)	Pope & Talbot Wis., Inc.	Delaware

5)	Penn Timber, Inc.	Oregon

6)	Pope & Talbot Relocation Services, Inc.	Oregon

7)	P&T Power Company	Oregon

8)	Pope & Talbot Pulp Sales U.S., Inc.	Delaware

9)	Pope & Talbot Pulp Sales Europe SPRL	Belgium

10)	Pope & Talbot Lumber Sales, Inc.	Delaware

11)	Halsey Cl02 Limited Partnership	Oregon

12)	P&T Community Trust	British Columbia

13)	P&T Funding Ltd.	British Columbia

14)	P&T Funding Limited Partnership	British Columbia

15)	P&T Funding Nova Scotia Company	Nova Scotia

16)	P&T Finance One Limited Partnership	British Columbia

17)	P&T Finance Two Limited Partnership	British Columbia

18)	P&T Factoring Partnership	British Columbia

All subsidiaries of the registrant do business under the name of the corporation.